Exhibit 23.2

                           Chang G. Park, CPA, Ph. D.
              * 371 E STREET * CHULA VISTA * CALIFORNIA 91910-2615o
      * TELEPHONE (858) 722-5953 * FAX (858) 408-2695 * FAX (619) 422-1465
                        * E-MAIL changgpark@gmail.com *


August 10, 2006


To Whom It May Concern:

The firm of Chang G. Park, CPA consents to the inclusion of our report of Aug. 1, 2006 on the audited financial statements of Treasure Explorations Inc. (An Exploration Stage Company) as of June 30, 2006, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,


/s/ Chang Park
----------------------------
Chang G. Park, CPA



        Member of the California Society of Certified Public Accountants
          Registered with the Public Company Accounting Oversight Board